UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the  Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A link to the following Michael Dell post on LinkedIn was included in EMC Corporation’s biweekly digital newsletter for partners.

Michael Dell

Chairman and CEO

Dell, EMC and the Unifying Theory of the Universe

Oct 28, 2015

For those of you who haven’t noticed, it’s been a busy couple of weeks at Dell. On October 12th, we announced a definitive agreement to acquire EMC, including a controlling interest in VMware. It’s incredible for me. I started this company 32 years ago, building PCs in my dorm room, and as I write this post, Dell is set to become an enterprise solutions powerhouse.

One week later we hosted about 5,000 customers and partners in Austin for our 5th annual Dell World. The timing couldn’t have been better, because it gave us a chance to showcase our thinking about the future to our most important audience. I opened with a keynote humbly entitled the Unifying Theory of the Universe 1.0. In it I begin to paint a picture of the future, and the astonishing role that our combined company can play in helping customers achieve their dreams.

Dell and EMC are a highly complementary combination. We bring together the world’s greatest franchises in the technology of today; leaders in Servers, Storage, Virtualization and PCs. And we bring together the industry’s leading technology of tomorrow; digital transformation, software-defined data center, converged infrastructure, hybrid cloud, mobile and security. Combined, we become a company with a leadership position in 22 Gartner Magic Quadrants. No one is more relevant or able to add more value.

We can deliver this unprecedented portfolio to the broadest possible global customer base. EMC has an unmatched reputation with large enterprises. At Dell we have unmatched strength in the mid-market and with small businesses. Together, we can fuel innovation across our combined portfolio and across customer segments.

Finally, we are bringing together an unbelievable set of capabilities. EMC is the best company in the industry at incubating new technologies, and that front-end innovation engine will be backed by Dell’s best-in-class global supply chain. Think about the scale — an $80+ billion revenue business. We will be the world’s largest enterprise systems company, across suppliers, partners, R&D and innovation. To put it simply: the best innovation with the highest quality and the greatest value for customers. All of it under a private structure, aligned from our customer-focused innovation to leadership and ownership.

According to a recent Fortune Magazine survey, 84% of CEOs believe it would be easier to manage a private company. Or as I put it at Dell world, “EMC—$67 billion. Being master of your own destiny – Priceless.”

We also took the opportunity to reinforce our commitment to open partner ecosystems and our enduring relationships, like when CEO of Microsoft, @Satya Nadella, joined me on stage for a joint announcement on Hybrid Cloud and a candid discussion about the state of the industry.

I left Dell World, as I always do, totally energized. Our customers are changing the world through the power of their creativity and innovation. Together, we are going to build the world’s infrastructure for the next 20, 30 years. Can you imagine what our customers’ are going to accomplish: curing cancer, feeding and watering the world, creating jobs, hope and opportunity on a global scale. With Dell and EMC, we will have the vision, the innovation, the technology and the horsepower to dream that big. I can’t wait.

Investors are urged to read important information regarding the proposed transaction which may be obtained by visiting www.sec.gov or www.dell.com/futurereadydell.

https://www.linkedin.com/pulse/dell-emc-unifying-theory-universe-michael-dell?trk=hp-feed-article-title-publish

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.